FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 18, 2008
clickNsettle.com, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-21419	23-2753988

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Boulevard, Suite 950, Miami, Florida	33137

(Address of Principal Executive Offices)	(Zip Code)
(305) 573-4112

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On June 18, 2008, clickNsettle.com, Inc. (the “Company”) entered into a Merger Agreement and Plan of Reorganization (the “Agreement”) with Cardo Medical, LLC, a California limited liability company (“Cardo Medical”), and Cardo Acquisition, LLC, a California limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”). The Agreement provides for the acquisition of Cardo Medical by the Company through a merger of Cardo Medical with Merger Sub, with Cardo Medical continuing as the surviving entity in the merger and a wholly owned subsidiary of the Company. Pursuant to the Agreement, all of the issued and outstanding units of Cardo Medical’s membership interests will be converted into the right to receive shares of the common stock of the Company.
          Simultaneously with the signing of the Agreement, Dr. Phillip Frost, chairman and chief executive officer of Opko Health, Inc., and other investors (the “Frost Investors”) invested $9.5 million in Cardo Medical in exchange for units of Cardo Medical’s membership interests. Certain other investors (the “Additional Investors,” and together with the Frost Investors, the “New Investors”) will invest up to an additional $4.0 million in Cardo Medical before the consummation of the merger. Proceeds from these investments are expected to be used to close on the acquisition of the outstanding equity interests of three partially owned subsidiaries of Cardo Medical (the “Acquisitions”), and to enable Cardo Medical to accelerate its research and product development. Following the Acquisitions, Cardo Medical will directly and indirectly own 100% of the equity interests of Accelerated Innovation, LLC, Cervical Xpand, LLC and Uni-Knee, LLC.
          Under the terms of the Agreement, at the closing of the merger, each Cardo Medical unit issued and outstanding shall be converted into and exchanged for the right to receive 655,337.128 shares of common stock of the Company, subject to adjustment. As a result of the merger, it is expected that the Company’s stockholders will own approximately 5.56% of the combined company on a fully diluted basis. Additionally, after the closing of the merger, the current members of Cardo Medical, i.e., the members of Cardo Medical prior to the admission of the New Investors, will own between 64.44% and 66.67% of the capital stock of the Company and the New Investors will own between 27.78% and 30.0% of the capital stock of the Company, in each case, depending on the total amount of the investment in Cardo Medical by the Additional Investors prior to the merger.
          The merger is subject to customary closing conditions, as well as a condition that Cardo Medical shall have closed on the Acquisitions and shall have received a minimum $3.0 million investment by the Additional Investors. Subject to these and other conditions, the Company expects the merger to close during the third quarter of 2008.
          Following completion of the merger, the Company will submit to its stockholders for approval an amendment to its certificate of incorporation to change its name to Cardo Medical, Inc. The Company intends to apply to have its shares listed on the American Stock Exchange (AMEX). In addition, following completion of the merger, the board of directors of Cardo Medical will consist of five directors to be appointed by Dr. Andrew Brooks and two directors to be appointed by Dr. Frost. Dr. Brooks, an orthopedic surgeon and the president and chief executive officer of Cardo Medical, will be the Chief Executive Officer of the combined company. The Company will be headquartered in Los Angeles.
          The summary discussion of material terms of the Agreement set forth above is qualified by reference to the Agreement, a copy of which is attached as Exhibit 2.1 to this report and is incorporated herein by reference.
          On June 19, 2008, the Company issued a press release announcing the execution of the Agreement and the related transactions described herein, which press release is attached as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

2.1	Merger Agreement and Plan of Reorganization among the Company, Cardo Medical and Merger Sub, dated as of June 18, 2008.

99.1	Press Release of the Company, dated June 19, 2008

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2008	CLICKNSETTLE.COM, INC.
/s/ Glenn L. Halpryn
Glenn L. Halpryn
Chief Executive Officer and President

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